ASSET PURCHASE AGREEMENT

        THIS ASSET PURCHASE AGREEMENT (the "Agreement") is made and entered into effective as of July 1, 2000 by and between Hechi Industrial Co., Ltd., a company organized and existing under the laws of the People's Republic of China ("Hechi") and Biogan International, Inc., a Delaware corporation ("Biogan").

                                    RECITALS

        A. Hechi is engaged in the business of mining, refining and marketing base metal products in the People's Republic of China (the "Business").

        B. Hechi desires to sell, transfer and assign to Biogan, and Biogan desires to purchase, acquire and assume from Hechi, certain of the assets and liabilities of Hechi relating to the operation of the Business in exchange for the issuance of shares of Biogan's Common Stock and Series A Convertible Preferred Stock pursuant to the terms and conditions of this Agreement.

        C. On March 15, 2000, the parties hereto entered into a Share Acquisition Agreement (the "Share Acquisition Agreement") pursuant to which Biogan was to issue shares of its Series A Convertible Preferred Stock to certain of the shareholders of Hechi.

        D. The parties hereto desire to terminate the Share Acquisition Agreement inasmuch as the Share Acquisition Agreement does not properly reflect the intent of the parties.

        E. On January 27, 2000, the parties hereto entered into a Cooperative Joint Venture Contract (the "Cooperative Joint Venture Contract") in the form of Exhibit A attached hereto in connection with the formation of Guangxi Guange Metals Co. Ltd. (the "Joint Venture").

        F. It is the intent of the parties hereto that Biogan contribute to the Joint Venture the assets and liabilities purchased under this Agreement in exchange for an interest in the Joint Venture.

                                    AGREEMENT

        In consideration of the foregoing recitals and the respective covenants, agreements, representations and warranties contained herein, the parties hereto agree as follows:

                                    ARTICLE I
                          PURCHASE AND SALE OF ASSETS

        1.1 Purchase and Sale of Assets. Subject to the terms and conditions of this Agreement, Hechi agrees to sell, transfer, assign and deliver to Biogan, and Biogan agrees to purchase from Hechi, all of Hechi's right, title and interest in and to the assets, properties and business of Hechi related to or used directly or indirectly in the operation of the Business as set forth on Exhibit B attached hereto and incorporated herein by reference (collectively, the "Purchased Assets").

        1.2 Purchased Assets Free of Liens. Except as otherwise specifically provided in this Agreement, all of the Purchased Assets shall be transferred by Hechi to Biogan free and clear of all liens, claims, encumbrances, restrictions or rights of others of every kind and description.

        1.3 Liabilities Assumed. On and as of the Payment Date (as defined in
Section 1.5), Biogan shall assume and agree to pay, honor or otherwise discharge when due only those liabilities of Hechi specifically set forth on Exhibit C attached hereto and incorporated herein by reference (the "Assumed Liabilities"), which liabilities shall relate to the Purchased Assets and shall be necessary to maintain the ongoing operations of the Business. Except for the Assumed Liabilities specifically listed on Exhibit C, Biogan shall not assume any liabilities or obligations of Hechi and such liabilities and obligations (the "Excluded Liabilities") shall remain the liabilities and obligations of Hechi.

        1.4 Purchase Price. On the Payment Date (as defined in Section 1.5), Biogan shall deliver to Hechi certificates representing an aggregate of 31,300 shares of Biogan's Series A Convertible Preferred Stock and 16,800,000 shares of Biogan's Common Stock (collectively, the "Shares"), which Shares shall be issued to the shareholders of Hechi (the "Hechi Shareholders") in the names and amounts set forth on Exhibit D attached hereto and incorporated herein by reference. The shares of Series A Convertible Preferred Stock shall have the rights, privileges, preferences and restrictions set forth in the form of Certificate of Designation of Series A Convertible Preferred Stock attached hereto as Exhibit E and incorporated herein by reference.

        1.5 Payment of Purchase Price. Subject to the terms hereof, the Shares shall be delivered to Hechi on or before September 15, 2000 (the "Payment Date").


                                   ARTICLE II
                    REPRESENTATIONS AND WARRANTIES OF HECHI

        Hechi hereby represents and warrants to Biogan, and Biogan, in agreeing to consummate the transactions contemplated by this Agreement, has relied upon such representations and warranties with respect to the operations, Business and assets (including the Purchased Assets) of Hechi, the following:

        2.1 Organization and Existence. Hechi is a corporation duly organized, duly incorporated and validly existing under the laws of the People's Republic of China. Hechi has all requisite power and authority to conduct the Business as now conducted and to own, use and lease the Purchased Assets. Hechi is qualified to do business in each jurisdiction in which the conduct of its business or the ownership or leasing of properties makes such qualification necessary.

        2.2 Authorization of Transaction. Hechi has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder and the transactions contemplated hereby, including, without limitation, to sell and transfer the Purchased Assets hereunder. The execution and delivery of this Agreement and the Cooperative Joint Venture Agreement (including all agreements related thereto) by Hechi and the performance by Hechi of the obligations hereunder and thereunder have been duly and validly authorized by the board of directors and the shareholders of Hechi, with no other corporate action on the part of Hechi or its shareholders being necessary. This Agreement constitutes the valid and legally binding obligation of Hechi, enforceable in accordance with its terms, except as enforceability hereof may be limited by applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors' rights generally and by the exercise of judicial discretion in accordance with equitable principles. The persons who have executed this Agreement on behalf of Hechi have been duly authorized to do so.

        2.3 Financial Statements and Other Information; Financial Condition. Hechi has previously furnished to Biogan copies of the audited balance sheets of Hechi at December 31, 1998 and 1999, and the related statements of income and cash flow for the periods then ended, together with the related notes thereto and the auditors' report thereon of Lam, Kwok, Kwan & Cheng, C.P.A. Limited, independent certified public accountants. All financial statements referred to in this Section 2.3 (collectively, the "Financial Statements") are complete and correct, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the respective periods, and fairly present the financial condition of Hechi as of the respective dates thereof and the results of operations of Hechi for the respective periods covered by the statements of income contained therein. Hechi does not have any material obligations or liabilities, contingent or otherwise, not fully disclosed by the Financial Statements.

        2.4 Title to Purchased Assets. Hechi either owns or holds under leases all of the properties used by it in the Business. Hechi has good and marketable title to all of the Purchased Assets, and to its leased interests in all leased assets used by it, free and clear of all mortgages, security interests, liens, encumbrances, restrictions, claims and other burdens. Title to the Purchased Assets shall be transferred by Hechi to Biogan free and clear of all mortgages, security interests, liens, encumbrances, restrictions, claims and other burdens. The machinery, equipment and motor vehicles are in good operating condition and repair and are adequate and sufficient for all operations conducted by Hechi. Hechi enjoys peaceful and undisturbed possession of all of the Purchased Assets, including those assets used by it pursuant to leases.

        2.5 Certain Real Property Matters. Hechi has not received, nor is aware of, any notifications, restrictions or stipulations from any governmental authority requiring any work to be done on any real property owned by Hechi or used by Hechi in the operation of the Business and transferred and sold hereunder as a Purchased Asset (hereinafter, the "Acquired Property"), or threatening the use of any such Acquired Property. There are no pending or threatened proceedings affecting any portion of the Acquired Property. Hechi possesses title to all the Acquired Property, subject to no liens, encumbrances, patents, covenants, leases and other matters affecting title. There are no leases, agreements, understandings, options, contracts or rights of first refusal affecting or relating to the Acquired Property in any way, except as previously disclosed to Biogan.

        2.6 Leases. All leases under which Hechi leases from others any real or personal property are in good standing, valid and effective and there is not under any of such leases any existing default by Hechi or event or condition which after notice or lapse of time or both would constitute a default.

        2.7 Inventories. The inventories of Hechi shown on the Financial Statements or thereafter acquired by Hechi consist of items of a quality and quantity usable and saleable in the normal course of the Business. The value at which such inventories are carried on the Financial Statements reflect the inventory valuation policy of Hechi, all in accordance with generally accepted accounting principles consistently applied.

        2.8 Regulatory and Other Approvals. Hechi has obtained all registrations, consents, permits, licenses and approvals of, has made all filings with, and has given all required notices to all governmental or regulatory authorities in the People's Republic of China and all other persons as is necessary or required to consummate the transactions contemplated hereby and by the Cooperative Joint Venture Contract.

        2.9 Violation of Applicable Law. Hechi is not in violation of any applicable law, ordinance, rule or regulation relating to the operation of the Business or affecting any of the Purchased Assets. Hechi has not received any notice from any governmental authority or other person claiming any violation of any law, ordinance, rule or regulation, or requiring or calling attention to the need for any work, repairs, construction, alteration or installation related to the Business. All reports and filings required to be made by Hechi with respect to the Business under domestic and foreign statutes, laws, regulations, rules and ordinances have been filed in a timely manner and no such report or filings are currently required that have not been made.

        2.10 No Materially Adverse Change. Since December 31, 1999, there have been no changes in the condition, financial or otherwise, of the Business, or in its prospects, earnings or properties, whether or not arising from transactions in the ordinary course of business, that, individually or in the aggregate, have been materially adverse to the prospects, earnings, properties or condition, financial or otherwise, of Hechi.

        2.11 Licenses and Permits. Hechi holds free from burdensome restrictions all permits, licenses, rights-of-way, governmental and other consents, and other rights from governmental, regulatory or administrative agencies that are sufficient for the lawful and efficient operation of the Business as presently conducted and as presently proposed to be conducted.

        2.12 Intellectual Property. Hechi owns or has the right to use pursuant to license, sublicense, agreement or permission all intellectual property, including without limitation, all patent rights, trade names, service marks, service names, brand names, copyrights, trade secrets, inventions, processes, formulae, trade dress, methodologies, technical information, and manufacturing, engineering and technical drawings (the "Intellectual Property"), necessary for the operation of the Business as presently conducted and as presently proposed to be conducted, without any conflict with the rights of others. Each item of Intellectual Property owned or used by Hechi immediately prior to the Closing will be owned or available for use by Biogan on substantially the same terms and conditions immediately subsequent to the Closing. There are no claims, disputes, actions or proceedings pending by or against Hechi with respect to any Intellectual Property of Hechi, and none is threatened against Hechi. Hechi has not interfered with, infringed upon, misappropriated or otherwise come into conflict with the intellectual property rights of third parties.

        2.13 No Materially Adverse Contracts, etc. Hechi is not a party to and none of its properties is bound or affected by, any agreement or instrument, or is subject to any order, injunction, judgment, rule, regulation, or other action of any court or other governmental or public authority or agency, or the award of any arbitrator or any contractual restriction, that materially adversely affects, or in the future may materially adversely affect, the prospects, earnings, properties or condition, financial or otherwise, of the Business.

        2.14 Environmental Matters. None of the Purchased Assets, including the Acquired Property, is in violation of any applicable environmental law, regulation, ordinance or order of any governmental entity relating to contamination of or adverse effects on the environment, and neither the Acquired Property nor any underlying soil or groundwater contains any concentrations of regulated substances, hazardous substances, hazardous materials, toxic substances, or similar substances, residues and wastes; neither Hechi nor any of its employees, agents or representatives has taken, or refrained from taking, any action that has caused or may cause any such violation. Hechi has obtained, and is in compliance with all terms and conditions of, all required permits, licenses and other authorizations which are required under applicable laws relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants or hazardous or toxic materials or wastes into ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or hazardous or toxic materials or wastes. There are no past or present events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent continued compliance, or which may give rise to any common law or legal liability of Hechi, or otherwise form the basis of any claim, action, suit, proceeding, hearing or investigation, against or involving Hechi based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, or hazardous or toxic material or waste.

        2.15 Pending Litigation. There is no pending or threatened action at law, proceeding or investigation, at law or in equity or otherwise, in, for or by any court or governmental board, commission, agency, department or office arising from, relating to or affecting any of its properties, including the Purchased Assets (whether or not purportedly on behalf of Hechi) or to the past, present or proposed operations of the Business. Hechi is not subject to, nor does any basis exist for, any order, judgment, decree or governmental restriction that does or could adversely affect the prospects, earnings, properties or condition, financial or otherwise, of the Business.

        2.16 Leases. Hechi has previously disclosed to Biogan all real property leased by, or on behalf of, Hechi and has delivered true and complete copies of all such agreements to Biogan. All lease agreements to which Hechi is a party are in full force and effect and there is no existing default and there is no event that, with the passage of time, would constitute an event of default under any of such lease agreements on the part of the lessor or lessee thereunder.

        2.17 Accounts Receivable. Except to the extent collected since December 31, 1999, all Accounts Receivable are reflected on the Financial Statements and all Accounts Receivable of Hechi accruing or created between the December 31, 1999 and the effective date of this Agreement are (a) valid bona fide claims against debtors for sales or other charges, and (b) subject to no defenses, set-offs, or counterclaims. No loss reserves are required with respect to such notes and accounts receivable. Hechi has no reason to believe that the Accounts Receivable are not collectible in accordance with their terms.

        2.18 Books, Records and Financial Controls. The books and records of account of Hechi are complete and correct in all respects and reflect a true record of Hechi's financial condition and the Business through the effective date of this Agreement.

        2.19 Warranties. Hechi has not given or made any express warranties to third parties with respect to any properties or goods sold or services performed by Hechi. Hechi has no knowledge of any state of facts or the occurrence of any event forming the basis of any present claim against Hechi for liability due to any express or implied warranty.

        2.20 Labor Matters. Hechi is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, and is not engaged in any unfair labor practices.

        2.21 Insurance. Hechi has provided Biogan with copies of all relevant insurance policies respecting Hechi's assets, properties and Business.

        2.22 No Conflict. The execution and delivery of this Agreement by Hechi, and the performance of its obligations hereunder, (a) are not in violation or breach of, and will not conflict with or constitute a default under any of the terms of the charter documents or bylaws of Hechi or any note, debt instruments, security agreement or other contract, agreement or commitment binding upon Hechi or any of its respective assets or properties; (b) will not result in the imposition of any lien, encumbrance or restriction in favor of any third party upon any of the assets of Hechi; and (c) will not conflict with or violate any applicable law, regulation, judgment or decree of any government, governmental instrumentality or court having jurisdiction over Hechi or any of its assets or properties.

        2.23 Taxes. All taxes, including without limitation, income, excise, property, sales, transfer, use and any other taxes imposed or assessed by any and all local, provincial, national or foreign regulatory authorities, or by any other taxing authority, which are due or payable by Hechi with respect to the Business, and all interest and penalties thereon, whether disputed or not, have been paid in full. No issues have been raised (or are currently pending) by any taxing authority in connection with any of the returns and reports referred to in this Section 2.23. The provisions for taxes in the Financial Statements are sufficient for the payment of all accrued and unpaid taxes of the Business.

        2.24 Full Disclosure. All material facts relating to the Business and the Purchased Assets have been disclosed to Biogan in or in connection with this Agreement. No representation, warranty or other statement or information of or from Hechi contained in this Agreement or in the Exhibits or any other document furnished or to be furnished to Biogan in connection with the transactions contemplated by this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein necessary to make the statements and facts contained herein or therein, in light of the circumstances in which they are made, not false or misleading. Copies of all documents heretofore or hereafter delivered or made available to Biogan pursuant to this Agreement were or will be complete and accurate records of such documents. There is no fact known to Hechi which has or could have a material adverse effect on the prospects, earnings, properties or condition, financial or otherwise, of the Business that has not been disclosed herein or in such other documents, certificates and statements furnished to Biogan for use in connection with the transactions contemplated hereby.


                                   ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF BIOGAN

        Biogan hereby represents and warrants to Hechi as follows:

        3.1 Organization and Capitalization of Biogan. Biogan is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. As of the effective date of this Agreement, the authorized capital stock of Biogan consists of (a) 300,000,000 shares of common stock, $.001 par value per share (the "Common Stock"), of which 85,386,710 shares are validly issued and outstanding, and (b) 10,000,000 shares of preferred stock, $.001 par value, of which no shares are issued and outstanding. Of the 10,000,000 shares of preferred stock authorized, 31,300 shares have been designated Series A Convertible Preferred Stock.

        3.2 Authorization of Transaction. Biogan has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Biogan, enforceable in accordance with its terms, except as enforceability hereof may be limited by applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors' rights generally and by the exercise of judicial discretion in accordance with equitable principles. The persons who have executed this Agreement on behalf of Biogan have been duly authorized to do so.

        3.3 OTC Electronic Bulletin Board. The Common Stock of Biogan is quoted for trading on the National Association of Securities Dealers ("NASD") OTC Electronic Bulletin Board (the "OTC Bulletin Board") and (a) Biogan and the Common Stock meet the criteria for continued trading on the OTC Bulletin Board,
(b) Biogan has not been notified by the NASD of any failure or potential failure to meet the criteria for continued trading on the OTC Bulletin Board, and (c) no suspension of trading in the Common Stock is in effect.

        3.4 Compliance with Laws. Biogan has operated in compliance with all federal, state and local laws, regulations and orders, the violation of which would have a material adverse effect upon its business. Since January 1, 1999, Biogan has filed with the Securities and Exchange Commission (the "SEC") all reports and other information required to be filed under Sections 13(a), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act").

        3.5 Pending Litigation. There is no action, suit, proceeding, demand or claim pending or, to the best knowledge of Biogan, threatened against Biogan in connection with or relating to the transactions contemplated by this Agreement or of any action taken or to be taken in connection by Biogan with this Agreement.

        3.6 Miscellaneous. Biogan, up to the Payment Date, is free of debt (except those listed in Exhibit H), no pending claims, law suits, tax liability, etc. The Board of Biogan further indemnify and protect Hechi Shareholders, directors, officers and agents harmless against any and all lawsuits (past or future lawsuits hat have arisen or may arise from their actions prior to the Payment Date).


                                   ARTICLE IV
                                  THE CLOSING

        4.1 Closing. The closing (the "Closing") of the sale and purchase of the Purchased Assets shall take place on August 1, 2000 in Hong Kong, or at such other place and date as may be mutually agreed to by the parties.

        4.2 Hechi's Obligations. At the Closing, Hechi shall deliver to Biogan the following:

                 (a) Bill of Sale for the Purchased Assets in the form of Exhibit F attached hereto and incorporated herein by reference and such other instruments of transfer which may be reasonably necessary to transfer to Biogan all of Hechi's rights, title and interest in and to the Purchased Assets, all in form and substance satisfactory to Biogan;

                 (b) All original registrations and other government and/or regulatory approvals required in connection with the execution of this Agreement and the transactions contemplated hereby

                 (c) All books, records and other data relating to the Business (other than its corporate records);

                 (d) For all real property and interest in real property, warranty deeds, properly executed and acknowledged, conforming to and conveying the agreed state of the title;

                 (e) Assignments of all leaseholds, properly executed and acknowledged by Hechi, and accompanied by all consents of lessors required by this Agreement and the leases being assigned;

                 (f) Instruments of assignment and transfer of all Purchased Assets of every kind and description and wherever situated; and

                 (g) Resolutions of the board of directors and, if necessary, the shareholders of Hechi approving the transactions contemplated by this Agreement.

        Hechi, at any time before or after the Closing, will execute, acknowledge and deliver any further deeds, assignments, conveyances and other assurances, documents and instruments of transfer, reasonably requested by Biogan, and will take any other action consistent with the terms of this Agreement that may reasonably be requested by Biogan, for the purpose of assigning, transferring, granting, conveying and confirming to Biogan, or reducing to possession, any or all property to be conveyed and transferred by this Agreement.

        4.3 Biogan's Obligations. At the Closing, Biogan shall deliver to Hechi the following:

                 (a) Assumption of Assumed Liabilities in the form of Exhibit H attached hereto and incorporated herein by reference; and

                 (b) Resolutions of the board of directors of Biogan approving the transactions contemplated hereby.


                                    ARTICLE V
                POST CLOSING COVENANTS AND ADDITIONAL AGREEMENTS

         In addition to the foregoing, the parties hereto agree as follows:

        5.1 Board of Directors of Biogan. Following the Closing, it is the intent of the parties hereto that following the Closing the Board of Directors of Biogan shall be comprised of seven members, three of whom shall be proposed by Gilles LaVerdiere, President of Biogan and four of whom shall be proposed by Hechi. The Chairman of the new Board of HMZ will be nominated by Hechi Shareholders. Gilles Laverdiere will be the President and the Chief Executive Officer of the first term (3 years). Hechi Shareholders and Gilles Laverdiere shall pool their votes to elect the Board for a period of three years. Each of Hechi, the Hechi Shareholders, Biogan and Mr. Laverdiere shall use reasonable best efforts to ensure that the directors of Biogan be elected as contemplated by this Section 5.1.

        5.2 Name Change. Following the Closing, Biogan shall change its name to "HMZ Metals, Inc." and shall change its trading symbol.

        5.3 Reverse Stock Split. Following the Closing, Biogan shall, subject to the approval of the stockholders of Biogan, effect a 1-for-12 reverse split of shares of its Common Stock.

        5.4 Stockholder Approval. Prior to the Payment Date, Biogan shall use its good faith best efforts to obtain the approval of its stockholders to the transactions contemplated by this Agreement.

        5.5 Cooperative Joint Venture Contract. The parties acknowledge and agree that it is the intent of the parties that the assets purchased and liabilities assumed pursuant to this Agreement be contributed to the joint venture (the "Joint Venture") created by the Cooperative Joint Venture Contract in exchange for the economic interests described therein. In addition, the parties acknowledge and agree that, from the $9.2 million dollars that Biogan must contribute to the Joint Venture, $2.0 million dollars will be distributed by the Joint Venture to the shareholders of Hechi for the purpose of satisfying certain payment obligations of such shareholders in connection with the original acquisition of the Business by such shareholders from the local government and the subsequent formation of Hechi.

        5.6 Termination of Share Acquisition Agreement. The parties hereby terminate the Share Acquisition Agreement effective March 15, 2000.

        5.7 Delivery of Shares. On the Payment Date, Hechi shall duly deliver the Shares payable by Biogan to Hechi hereunder to the Hechi Shareholders in the names and amounts as set forth on Exhibit D.

        5.8 Consents. Prior to the Payment Date, Hechi shall obtain and will provide Biogan with copies of all necessary consents, waivers and approvals of third parties required to be obtained or required by Hechi in connection with the execution and delivery of this Agreement by Hechi and the performance of its obligations hereunder.

        5.9 Survival of Representations and Warranties. Regardless of any investigation at any time made by or on behalf of any party, or of any information any party may have in respect thereof, all covenants, agreements, representations and warranties made hereunder or pursuant hereto or in connection with the transactions contemplated hereby shall survive the Closing.

        5.10 Expenses. Hechi and Biogan each represents and warrants that it has not taken and will not take any action that would cause the other party to have any obligation or liability to any person for a finder's or broker's fee. Each of the parties hereto shall pay all costs and expenses incurred by it or on its behalf in connection with this Agreement and the transactions contemplated hereby, including, without limiting the generality of the foregoing, fees and expenses of its own financial consultants, accountants and counsel.

        5.11 Indemnification.

                 (a) Each party hereto shall indemnify and hold harmless (the "Indemnitor") the other party (the "Indemnitee") in respect of any and all claims, losses, damages, liabilities and expenses (including, without limitation, settlement costs and any legal, accounting and other expenses for investigating or defending any actions or threatened actions) reasonably incurred by the Indemnitee, in connection with each and all of the following:

                         (i) Any breach of any representation or warranty made
                 by Indemnitor in this Agreement;

                         (ii) The breach of any covenant, agreement or
                 obligation of Indemnitor contained in this Agreement or any other instrument contemplated by this Agreement;

                         (iii) Any misrepresentation contained in any statement
                 or certificate furnished by Indemnitor pursuant to this Agreement or in connection with the transactions contemplated by this Agreement;

                         (iv) Any claims against, or liabilities or obligations
                 of Indemnitor not specifically assumed by Indemnitee pursuant to this Agreement; and

                         (v) Any claims, liabilities or obligations resulting
                 from a failure to make or obtain or deficiency in making or obtaining any necessary registrations and other governmental and regulatory approvals or authorizations required for the transactions contemplated by this Agreement.

                 (b) Whenever any claim arises for indemnification hereunder, the Indemnitee shall promptly notify the Indemnitor of the claim and, when known, the facts constituting the basis for such claim. The Indemnitee shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder, without the prior written consent of the Indemnitor (which shall not be unreasonably withheld) unless suit shall have been instituted against it and the Indemnitor shall not have taken control of such suit after notification thereof as provided in this Section 5.11(b).

                                   ARTICLE VI
                            MISCELLANEOUS PROVISIONS

        6.1 Entire Agreement. This Agreement and the Exhibits to this Agreement, supercede all prior discussions and agreements between the parties with respect to the subject matter hereof and contain the sole and entire agreement between the parties hereto with respect to the subject matter hereof and thereof.

        6.2 Assignment. Neither this Agreement nor any interest herein is assignable by any party hereto without the prior written consent of the other party and any attempt at such an assignment without such consent shall be void. Each of the terms, provisions and obligations of this Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the parties and their respective legal representatives, successors and assigns.

        6.3 Waiver and Amendment. This Agreement may be amended, supplemented, modified and/or rescinded only by a written instrument duly executed by each of the parties hereto, which consent shall not be unreasonably withheld, and which shall be signed by any necessary governmental or regulatory authorities, if applicable.

        6.4 Severability. Each provision of this Agreement is intended to be severable. If any covenant, condition or other provision contained in this Agreement is held to be invalid, void or illegal by any court of competent jurisdiction, such provision shall be deemed severable from the remainder of this Agreement and shall in no way affect, impair or invalidate any other covenant, condition or other provision contained in this Agreement. If such condition, covenant or other provision shall be deemed invalid due to its scope or breadth, such covenant, condition or other provision shall be deemed valid to the extent of the scope or breadth permitted by law.

        6.5 Governing Law and Choice of Forum. This Agreement shall be deemed to be made under, shall be construed in accordance with and shall be governed by the laws of the State of California, without reference to the choice of law principles thereof. The parties hereby agree, in good faith, to attempt to settle any dispute arising out of or relating to this Agreement by a meeting of a designated representative of each party ten days after a request is made by any party to the other party asking for the same. If such dispute cannot be settled at this meeting, it shall be finally settled under the Rules of Conciliation and Arbitration of the International Chamber of Commerce (the "Rules") by three arbitrators appointed in accordance with the Rules. Such arbitration shall be conducted in Los Angeles, California, U.S.A. Except as otherwise specifically provided for herein, each party shall bear its own costs and attorneys' fees incurred in connection with any such arbitration. The procedures specified herein shall be the sole and exclusive procedures for the resolution of any disputes between the parties arising out of or relating to this Agreement.

        6.6 Notices. All notices, demands or other communications which are required or are permitted to be given hereunder shall be in writing and shall be deemed to have been sufficiently given upon personal delivery, facsimile transmission or on the fifth business day following due deposit with an international express courier service correctly addressed to the addresses of the parties as set forth on the signature page hereof. Any party may give written notice of a change of address sent via facsimile, and after confirmation of notice of such change has been received, any notice shall be given to such party in the manner above described at such new address.

        6.7 Further Assurances. In addition to the documents and instruments to be delivered as provided in this Agreement, each of the parties shall, from time to time at the request of another party, execute and deliver to another party such other documents and shall take such other action as may be necessary or proper to more effectively carry out the terms of this Agreement.

        6.8 Attorneys' Fees. In any action, litigation or proceeding (including arbitration) between the parties arising out of or in relation to this Agreement, the prevailing party in such action shall be awarded, in addition to any damages or other relief, and without regard to whether or not such matter be prosecuted to final judgment, such party's costs and expenses, including but not limited to taxable costs and reasonable attorneys', accountants' and experts' fees incurred in bringing such action, litigation or proceeding and/or enforcing any judgment or order granted therein, all of which shall be deemed to have accrued upon the commencement of such action, litigation or proceeding.

        IN WITNESS WHEREOF, each of the parties has executed this Agreement this 1st day of August 2000.


                                 HECHI INDUSTRIAL CO., LTD.,
                                 a company organized under the laws of the People's Republic of China

                                 By:  /s/ KUANG YIHUAI
                                      ------------------------------------------
                                      Kuang Yihuai,
                                      Chairman of the Board


                                 Business Address:

                                 No. 386, Xinjian Road, Hechi City
                                 Guangxi Zhuang Autonomous Region
                                 People's Republic of China
                                 Attn: _________________________________

                                 Telephone: 86-778-2285376
                                 Facsimile: 86-778-2293361



                                 BIOGAN INTERNATIONAL, INC.,
                                 a Delaware corporation

                                 By:  /s/ GILLES LaVERDIERE
                                      ------------------------------------------
                                      Gilles LaVerdiere,
                                      Chairman of the Board

                                 Business Address:

                                 7213 Potomac Drive
                                 Boise, Idaho  83704
                                 United States of America
                                 Attn: Chairman

                                 Telephone: (208) 378-0722
                                 Facsimile: (208) 378-0222

                                  EXHIBIT LIST


Exhibit A - Cooperative Joint Venture Contract

Exhibit B - List of Purchased Assets

Exhibit C - List of Assumed Liabilities

Exhibit D - List of Hechi Shareholders and Amount of Consideration to be Issued
            to Each Shareholder

Exhibit E - Amended Certificate of Designations of Series A Convertible
            Preferred Stock

Exhibit F - Warranty

Exhibit G - None

Exhibit H - List of Debt of Biogan as of the Payment Date

Exhibit H(sic) - Assumption of Assumed Liabilities